As filed with the Securities and Exchange Commission on June 14, 2004
                                                  Registration No.333-__________
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                        EL CAPITAN PRECIOUS METALS, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

           Nevada                                                  88-0482413
--------------------------------------------------------------------------------
(State or other jurisdiction of                                 (I.R.S. Employer
incorporation or organization)                               Identification No.)

               7315 East Peakview Ave, Englewood, Colorado 80111
--------------------------------------------------------------------------------
              (Address of Principal Executive Offices) (Zip Code)

                  Employee and Consultant Compensation Plans &
                              Management Agreement
--------------------------------------------------------------------------------
                            (Full title of the plan)

                               Charles C. Mottley
                                    President
                        El Capitan Precious Metals, Inc.
                             7315 E. Peakview Avenue
                            Englewood, Colorado 80111
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (303) 796-8940
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                  With copy to:

                              Michael K. Hair, P.C.
                             7407 E. Ironwood Court
                            Scottsdale, Arizona 85258
                                 (480) 443-9657

Approximate Date of Commencement of Proposed Sale: As soon as practicable after the Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                          Proposed    Proposed
                                          Maximum     Maximum
                                          Offering    Aggregate    Amount of
Title of Securities        Amount to be   Price Per   Offering    Registration
to be Registered            Registered     Share       Price          Fee
--------------------------------------------------------------------------------
Common Stock,
$.001 par value              1,800,000       $.60    $1,080,000      $136.84
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

This registration statement registers offers and sales of shares of common stock, issuable to three individuals pursuant to two employment agreements and a management agreement that includes shares that constitute "control securities" under General Instruction C to Form S-8. Shares offered and sold to future consultants are also included. These control securities may be offered and sold on a continuous or delayed basis in the future under Rule 415 of the Securities Act of 1933, as amended (the "Securities Act").

This registration statement contains two parts. The first part contains a description of the plan under which the Company has and will issue shares to the two individuals and a "reoffer prospectus" prepared in accordance with Part I of Form S-8 (in accordance with Instruction C of Form S-8). The second part contains information required in the registration statement pursuant to Part II of Form S-8.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.

THE PLANS

         This registration statement covers shares to be issued pursuant to two employment agreements and a management agreement (the "Plans") and El Capitan Precious Metals, Inc. (the "Registrant") will fund the Plans with up to 1,800,000 shares of its $.001 par value common stock (the "Stock"). The Plans are described in the agreements with the employee and consultant filed within as Exhibits 4.1 and 4.2. Shares which may be offered and sold to consultants in the future are also included. The Plans are not subject to the provisions of ERISA and the Plans have no administrators.

DESCRIPTION OF REGISTRANT'S SECURITIES

         The authorized capital stock of the Company consists of 50,000,000 shares of common stock ("Common Stock"), of which 17,369,760 shares were issued and outstanding on May 31, 2004. All presently outstanding shares are duly authorized, fully-paid and non-assessable.

         The Company's Board of Directors has approved an increase in the number of authorized common stock shares from 50,000,000 to 100,000,000 and the addition of 5,000,000 preferred stock shares. The Company's Board of Directors has also authorized, but not declared, a 200% stock dividend whereby each shareholder will receive an additional two shares of common stock for each share they own on an as yet undetermined effective date. The Company is currently taking other corporate actions necessary to effect both of these actions.

         Each share of the Common Stock is entitled to one vote on all matters to be voted on by the shareholders, such as the election of certain directors and other matters that directly impact the rights of the holders of such class. There is no cumulative voting in the election of directors. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore. In the event of any dissolution, winding up or liquidation of the Company, the shares of Common Stock will share ratably in all the funds available for distribution after payment of all debts and obligations. The holders of Common Stock are subject to any rights that may be fixed for holders of preferred stock as designated upon issuance.

ISSUANCE OF SHARES

         The Registrant's President, Charles C. Mottley, executed in 2003 an employment agreement with the Registrant which required the Registrant to immediately issue 200,000 shares of the Registrant's common stock and pay a monthly salary of $20,000, accruing from January 2003. The employee may participate in the Plan by electing to receive the Registrant's common stock for accrued and unpaid compensation at any time on the basis of one share at a price not less than one hundred percent (100%) of the last sale price of the Registrant's common stock on the date of conversion.

         A management consultant, Larry Lozensky, who is president of Gold and Minerals Co., Inc., the majority shareholder of the Registrant, executed in 2003 a management agreement with the Registrant which required the Registrant to immediately issue 200,000 shares of the Registrant's common stock and pay a monthly fee of $20,000, accruing retroactively from January 2003. The consultant may participate in the Plan by electing to receive Registrant's common stock for accrued and unpaid compensation at any time on the basis of one share at a price not less than one hundred percent (100%) of the last sale price of the Registrant's common stock on the date of conversion.

         100,000 shares have been reserved for issuance to Thomas B. Olson, Secretary and Treasurer of Registrant, in payment of accrued salary in the future.

        200,000 shares have been reserved for issuance to Henry Fong, a consultant to the Company, for payment of accrued consulting services in the future.

         300,000 shares have been reserved for issuance to future consultants of the Company in payment of future services.

         The Stock will not be purchased in the open market.

RESALE RESTRICTIONS

         Since the Registrant does not satisfy the requirements for the use of Form S-3, the eligible employee and consultant, as controlling persons as Directors of Registrant's majority shareholder, are bound by the volume limitations of Rule 144, which prohibits sales of more than 262,000 shares of Registrant's common stock in any three-month period under Rule 144.


ITEM 2.

The Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003, Quarterly Reports on Form 10-QSB/A for the quarters ended March 31, 2003 and June 30, 2003, Quarterly Reports on Form 10-QSB for the quarters ended December 31, 2003 and March 31, 2004, and all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to September 30, 2003 are incorporated by reference into this Prospectus. Copies of these documents are available to the eligible employee and consultant, without charge, upon written or oral request made to the Registrant at 7315 E. Peakview Avenue, Englewood, Colorado 80111, telephone number (303) 796-8940.

                                     PART I

                 INFORMATION REQUIRED IN THE REOFFER PROSPECTUS


1,200,000 Shares of Common Stock to be issued to Charles C. Mottley and Larry Lozensky pursuant to an employment agreement and a management agreement (the "Plans"). 100,000 shares may be issued to Thomas B. Olson in the future in payment of accrued salary. 200,000 shares may be issued to Henry Fong in the future in payment of accrued consulting fees. 300,000 shares may be issued to future consultants of the Registrant for future services.

Our common stock is quoted on the Bulletin Board-Over The Counter Market ("BB/OTC") under the symbol "ECPM." You should carefully consider the "Risk Factors" section of this Reoffer Prospectus. These shares have not been approved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined whether this Prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

               THE DATE OF THIS OFFER PROSPECTUS IS JUNE 14, 2004.

                                TABLE OF CONTENTS

  PROSPECTUS SUMMARY INFORMATION                                     3
  THE COMPANY'S BUSINESS                                             3
  RISK FACTORS                                                       7
  FORWARD LOOKING AND CAUTIONARY STATEMENT                          10
  USE OF PROCEEDS                                                   11
  SELLING STOCKHOLDERS                                              11
  PLAN OF DISTRIBUTION                                              12
  DESCRIPTION OF CAPITAL STOCK                                      13

                         PROSPECTUS SUMMARY INFORMATION

This is only a summary and does not contain all of the information that may be important to you. You should read the more detailed information contained in this prospectus and all other information, including the financial information and statements with notes, referred to in this prospectus as discussed in the "Where You Can Find More Information" section of this prospectus.

                             THE COMPANY'S BUSINESS

We were formed as a Nevada corporation on December 20, 2000 and operated under the name of Go Espress until March 17, 2003. We were in the business of providing catering and food services and focused our service in the California Monterey Peninsula. On March 17, 2003, we sold the assets and operations of our catering and food service business to Michael Flores and Deborah Flores, executive officers and directors of DML Services, Inc., in exchange for the return by them of 10,040,000 shares of DML Services, Inc. and cash consideration of $50,000 paid by El Capitan Precious Metals, Inc.

On March 18, 2003, we acquired all of the issued and outstanding securities of El Capitan Precious Metals, Inc., a Delaware corporation and changed our name to El Capitan Precious Metals, Inc. The stockholders of El Capitan Precious Metals, Inc. received 13,000,000 shares of our common stock which represented 85% of our total shares outstanding immediately following the exchange. As a result of a four share for one share stock split completed by us on November 25, 2002, and the retirement of 10,040,000 post-reverse split shares which took place immediately prior to closing the exchange transaction, the stockholders of DML Services, Inc. hold 2,240,000 shares of our common stock which represents 15% of the total outstanding shares of our common stock immediately following the exchange.

The stockholders and management of El Capitan Precious Metals, Inc. acquired control of us at the effective time of the exchange. The transaction was recorded as a reverse acquisition based on factors demonstrating that El Capitan Precious Metals, Inc. constituted the accounting acquirer. We are managed by the management and board of directors of El Capitan Precious Metals, Inc.

We are a nominally capitalized development stage company whose assets include a 40% ownership interest in the El Capitan mine located in Lincoln county, south central New Mexico. The remaining 60% of the El Capitan mine is owned by El Capitan, Ltd, a wholly owned subsidiary of Gold and Minerals Co., Inc., our majority stockholder.

In August 2003, we acquired from our largest shareholder, Gold and Minerals Co., Inc., certain mining claims granted by the United States Bureau of Land Management, a building and personal property known as the COD Mine located near Kingman, Arizona. An appraisal dated May 2001 estimated the fair market value of the COD Mine to be $5,000,000. Consideration for this purchase consisted of 1.2 million shares of our common stock, which had a market value of $1,440,0000 on the closing date. Because the COD Mine was acquired from our controlling stockholder in exchange for our common stock, the transaction was accounted for as a non-monetary exchange and the COD Mine was recorded at no value in our financial statements. As a result of this transaction, Gold and Minerals now holds 11,275,000 shares of our common stock which represents approximately 65% of the currently outstanding shares.

EL CAPITAN PROPERTY

The El Capitan property consists of approximately 200 acres of mineral lands situated in the Capitan Mountains bounded by the Lincoln National Forest. There are four patented and nine Bureau of Land Management lode claims with mineral deposits to a depth of approximately 300 feet. The lode claims known as Mineral Survey Numbers 1440, 1441, 1442 and 1443 were each located in 1902 and patented in 1911. There are no proven mineral reserves on the property at this time.

The mine, currently inactive, was active for 17 years prior to 1994 and our involvement, but there are no proven commercial precious metals reserves. All mining and EPA permitting has been approved. Presently, we do not intend to restart mining operations at the El Capitan property as we are a nominally capitalized company and do not have the financial capability to develop and mine the property. Our current intention is to prepare and deliver to mining organizations throughout the United States and abroad information on the El Capitan property and solicit proposals for the resumption of mining operations or the sale of the property. In July 2003, the Company entered into an agreement with a Canadian company to serve as an advisor and assist the Company with strategic options that may include merger, joint venture or possible sale of the El Capitan mining property. Terms of the agreement required the Company to pay a fee of $20,605 U.S. Should the party be successful in presenting a transaction to the Company, the Company is to pay a commission based on the total value in U.S. dollars of the transaction equal to 5% on the first million dollars, and declining one percentage point for each additional million dollars to a minimum of 1%. As of May 31, 2004 we have not received any significant indication of interest, and there is no assurance that any will be received.

There exists a potential for the discovery of recoverable amounts of precious metals contained within the lode claims. A study focusing upon the iron magnetite/hematite ore confirmed the geometry described by previous investigations. In addition, an extensive geophysical study has shown that the subsurface iron ore is somewhat larger than previously thought and that there is a substantial amount of iron ore contained within the Eastern claims which had not previously been considered. An extensive US Bureau of Mines/ USGS study (Soule' 1947) was conducted in the 1940's focusing on the potential iron ore.

Reserves have been defined as two separate types: (i) iron ore body which has been shown to contain precious metals and associated mineralization, and (ii) banded, fractured mineralized limestone and other rock existing between the main iron ore body 250 to 300 ft. below. Core holes located at strategic points throughout the main ore body and using the six government churn holes completed in the 1940's, developed subsurface information and defines the ore body.

In 2002, our largest stockholder, Gold and Minerals Co., Inc., which owns 60% of the El Capitan property, commissioned drilling and assay reports that were completed by Albuquerque Geological of Albuquerque, New Mexico. The following information was taken from the drilling and assay reports prepared for Gold and Minerals Co., Inc.


RESERVE SUMMARY OF IN-PLACE TONS OF IRON ORE AND MINERAL

                    Proven        Indicated     Inferred      Total

Iron Ore Mineral    4,674,869     2,136,494       738,742     7,550,105

Mineral                 --        8,231,696    50,021,199    58,252,895
                                                             ----------
                                                             65,803,000
                                                             ==========

COD MINE JOINT VENTURE

       In May 2004, the Company executed a joint venture agreement (the "Joint Venture") with US Canadian Mineral, Inc. ("UCAD"), a publicly traded company, to put into production the recovery of gold and silver from the tailings of the COD Mine. The Joint Venture is to operate under the name

"CanBill" until May 11, 2020, unless terminated earlier pursuant to the terms of the Joint Venture. The Joint Venture calls for UCAD to acquire an 80% interest in the COD Mine in exchange for 720,000 restricted shares of UCAD common stock. Under the Joint Venture, the Company is to operate the production of the COD Mine and contribute the equipment needed for such operations. In addition, UCAD has agreed to contribute 90 days operating capital to provide for at least three workers, fuel, necessary equipment agreed upon by the parties, and equipment repair and maintenance. Net profits, if any, from the operations will be split equally among the Company and UCAD.

       In addition to the Joint Venture, the Company also agreed to retain UCAD as a consultant for a period of two years to provide services pertaining to, among other things, identifying, studying and evaluating merger, acquisition, joint venture, strategic alliance and other proposals as well as implementation of financial public relations programs for the Company. In exchange for its service, UCAD will be issued a one-year warrant to acquire up to 1,000,000 shares of Company common stock, exercisable at $0.43 per share.

       On June 1, 2004 the Company executed a non-binding letter of intent with Asia Finance Corporation ("AFC") to deliver up to 1.8 Million tons of iron ore per year over a ten-year period. AFC is the United States representative for a significant Chinese corporation. Under the terms of this letter of intent, the Company would receive the capital necessary to begin the operation of its El Capitan mining operation without the need for further financing, assuming a definitive agreement with AFC is reached. The completion of this transaction is subject to further due diligence by each party, negotiation and execution of a definitive agreement, and any necessary state or federal regulatory approval.

RELATED PARTY TRANSACTIONS

      In March 2003, the Company advanced $12,500 to an affiliate in exchange for two unsecured, 8% promissory notes, which are due on demand. At September 30, 2003 the Company has recorded a valuation allowance of $12,500 against these receivables due to the uncertainty as to the ultimate collectibility of the note.

      In March 2003, the Company executed a two-year employment agreement under which the Company issued 200,000 shares of common stock to its President and sole Director, Charles C. Mottley, as incentive compensation. The Company also agreed to pay the president a salary of $20,000 per month, effective January 1, 2003, which, at the option of the president, may be satisfied in shares of the Company's common stock. The 200,000 shares of common stock granted to the president were valued at $320,000, which was recorded as general and administrative expense in March 2003. Terms of the employment agreement also require the Company to issue 500,000 shares of common stock to the president should the Company sell the Mine during the term of the agreement. Should the Company sell the Mine for a price in excess of $150 million, the Company is to grant the president a five-year option to purchase up to 2 million shares of the Company's common stock at an exercise price of $3.00 per share.

      In July 2003 the Company received $1,000 from its Secretary/Treasurer, Thomas B. Olson, in exchange for an unsecured promissory note bearing interest at 8% per annum. This note was repaid in July 2003.

      At March 31, 2004 the Company has four unsecured 8% notes payable to a stockholder of the Company and three unsecured 8% notes payable to the President and sole Director of the Company, which are due on demand. In addition, during the quarter ended March 31, 2004, the Company received $9,000 for El Capitan, Ltd. in exchange for an 8% unsecured note payable. At March 31, 2004, notes payable to the stockholder of the Company totaled $158,000, notes payable to the President of the Company totaled $23,400 and notes payable to El Capitan, Ltd. totaled $9,000.

      The Company has agreed to pay management fees to a stockholder ($5,000 per month beginning August 1, 2002), and its corporate secretary ($1,000 per month beginning October 1, 2002, increased to $3,500 per month beginning January 1,
2003). The agreements are on a month-to-month basis. The Company paid or accrued management fees pursuant to these agreements of $51,000 and $43,500 during the six months ended March 31, 2004 and 2003, respectively, and $155,500 during the period from July 26, 2002 (inception) through March 31, 2004. Accrued management fees at March 31, 2004 are $104,600, of which $51,500 are to a related party, the Company's corporate secretary.

       The Company has entered into a consulting agreement with an officer of Gold and Minerals Co., Inc. pursuant to which the Company has agreed to pay a fee of $20,000 per month, which may be paid in shares of the Company's common stock at the Company's option. Through March 31, 2004, the Company has issued 152,380 shares in payment of $160,000 of the fees and recorded $140,000 of accrued fees payable.

NOTES PAYABLE

      Through March 31, 2004, the Company had received a total of $378,426 in exchange for unsecured, 8% promissory notes, which are due on demand from six parties. Of this amount, $38,300 was loaned to the Company during the six months ended March 31, 2004. In December, 2003, the Company received a demand for payment from the holder of one note in the amount of $50,000. The Company currently does not have funds available for payment of the note and therefore may be considered in default.

CONSULTING AGREEMENTS

       In October 2002, the Company entered into a consulting and services agreement (the "Agreement") for business development and investor relations services. The term of the Agreement was 18 months. Terms of the agreement required the Company to pay a total of $200,000 to the consultant, which it did during the year ended September 30, 2003.

       In March 2003, the Company entered into a business consulting and financial advisory agreement. In exchange for services performed under this agreement, the Company issued 50,000 shares of common stock valued at $80,000 ($1.60 per share; the market value of the Company's common stock on the date of issuance) and warrants to purchase 100,000 shares of common stock valued at $109,000, utilizing the Black Scholes option pricing model.

WARRANTS

        In March 2003, the Company issued warrants to purchase up to 100,000 shares of the Company's common stock, exercisable immediately through March 2006. The warrants' exercise prices are as follows:

                       Shares                  Exercise price
                   under warrant                 per share

                       25,000                       $2.50
                       50,000                       $5.00
                       25,000                       $7.50
                      -------
                      100,000
                      =======

     In May 2004 the Company issued a one-year warrant for 1,000,000 shares exercisable at $0.43 per share to UCAD in exchange for two years of consulting services.


The Company may be contacted at:
El Capitan Precious Metals, Inc.
7315 East Peakview Avenue
Englewood, CO 8011
(303) 796-8940

                                  RISK FACTORS

RISKS RELATING TO OUR BUSINESS:

There are various risks in the common stock, including those described below. Additional risks, and uncertainties not presently known to us or that we currently deem immaterial, may also impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the shares of our common stock that you purchase could decline in value and you may lose all or part of your investment. You should consider carefully these risk factors before you decide to purchase our shares.


WE HAVE A LIMITED OPERATING HISTORY AND INCURRED OPERATING LOSSES

The Company has no operations which produce current revenues, and is unlikely to develop any substantial revenues without raising substantial capital to commence mining and/or ore processing operations, or selling its mining properties. For the year ended September 30, 2003 the Company incurred a net loss of $1,561,669 and for the six months ended March 31, 2004 the Company incurred a net loss of $361,664. Our auditor's opinion for the fiscal year ended September 30, 2003 contained a "going concern" qualification. There can be no certainty that the Company can generate substantial revenues or profit in the future.


WE NEED ADDITIONAL CAPITAL

Since our mining properties are not in operation at present, we will incur operating losses over the next several months. As a result of those losses and the funds needed to keep a minimal structure in place, we anticipate that we will have to raise substantial additional capital to sustain us during this period. We may not be able to obtain the financing that our mining operation requires. Even if we can obtain financing when it is needed, it may not be on favorable terms. In addition, a financing could have the effect of reducing the percentage of our shares owned by our existing stockholders, including investors purchasing shares in this offering. A financing could have the additional effect of diluting or reducing the value of the outstanding shares. We may sell shares or grant options or warrants to buy shares at prices lower than the prevailing value of your shares.


MINING PROCESS

We do not have the financial capability to mine the El Capitan property. However, should we be successful in finding a partner to develop the site, the typical mining process begins with precious metal containing ore being dug from the surface or blasted from the rock face in underground mines. It is then hauled to the surface where a crushing plant reduces the ore to less than 3/4 inch in size. The ore is then milled to increasingly smaller sizes until it is properly prepared for the smelting process. The precious metals are then separated from the rock by smelting, or heating, enabling it to be poured into molds. The molded metals are then dissolved and separated into individual precious metals groups.

GOLD

According to the World Gold Council, in 2001, mine production amounted to 2,604 tons, or 67% of total gold demand in that year. Gold production has been growing in recent years, but the real acceleration took place after the late 1970s, when output was in the region of 1,500 tons per year.

Gold is traded as an investment on various world markets including London, New York, Zurich and Tokyo and are fixed twice daily in London. The "fix" is the reference price on which a large number of gold transactions around the world are based. The price is set by a number of market members matching buy and sell orders from all over the world. The high London afternoon fix price for gold in the first quarter of 2004 was $425.50 with a low of $390.50.

High, low and average London afternoon fix prices for the years ended December 31, 2003, 2002 and 2001 are as follows:

   GOLD - LONDON AFTERNOON FIX PRICES - US DOLLARS

   YEAR ENDED               HIGH              LOW              AVERAGE

   December 31, 2003        416.25            319.90           363.38
   December 31, 2002        349.30            277.75           309.73
   December 31, 2001        293.25            255.95           271.04

Data Source: Kitco

Should we be successful in developing and mining the El Capitan property and recovering appreciable amounts of gold or other precious metals, our revenues would be highly dependent upon the price of gold and/or other precious metals, the market for which can be highly volatile. There is no assurance that should the El Capitan property be successfully mined, it will generate significant revenue from the sale of any precious metals to provide appreciable revenue to our company.


COMPETITION

The mining industry is dominated by multi-billion dollar, multi-national companies that possess resources exponentially greater than ours. As a result of our financial condition, we do not intend to directly compete with these companies but rather will solicit offers to assist us in mining the El Capitan property, of which there can be no assurance.


GOVERNMENT REGULATION

Mining and exploration is highly regulated and subject to various consistently changing federal and state laws and regulations governing the protection of the environment. These laws, which are becoming more and more restrictive, include: the Clean Water Act; the Clean Air Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Endangered Species Act; the Federal Land Policy and Management Act; the National Environmental Policy Act; the Resource Conservation and Recovery Act; and related state laws. The environmental protection laws dramatically impact the mining and mineral extraction industries, both from a standpoint of the use of hazardous materials in the mining and extraction process and the standpoint of returning the land to a natural look after the mining process is completed. Compliance with Environmental Protection Agency regulations of the federal government as well as individual state environmental laws can be expensive and time consuming.


THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OPERATIONS

Mr. Charles C. Mottley and Mr. Larry Lozensky play a key role in our operations and in the further development of our business. The loss of the services of any of them could adversely impact our business and chances for success.


RISKS RELATING TO OUR STOCK:

ECPM's common stock is subject to the "Penny Stock" rules of the SEC and the trading market in the Company's securities is limited, which makes transactions in ECPM's stock cumbersome and may reduce the value of an investment in ECPM's stock.

The Company's shares of Common Stock are "penny stocks" as defined in the Exchange Act, which are quoted in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in this document are the following:

       * The bid and offer price quotes for the penny stock, and the number of shares to which the quoted prices apply.
       *  The brokerage firm's compensation for the trade.
       * The compensation received by the brokerages firm's salesperson for the trade.

In addition, the brokerage firm must send the investor:

       * Monthly account statement that gives an estimate of the value of each penny stock in your account.
       *  A written statement of your financial situation and investment goals.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission's rules may limit the number of potential purchasers of the shares of the Common Stock.

Resale restrictions on transferring "penny stocks" are sometimes imposed by some states, which may make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Company's absence of dividends or the ability to pay them places a limitation on any investors return. The Company anticipates that for the foreseeable future, there will be a lack of earnings. Accordingly, ECPM does not anticipate paying dividends on the common stock in the foreseeable future. The payment of future dividends will be at the sole discretion of the Company's Board of Directors and will depend on the Company's general business condition.


VOLATILITY AND STOCK MARKET RISK WILL PUT INVESTORS MONEY AT RISK

In addition, the stock market in general, and the stocks of web-based businesses in particular, have experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Among other things, such authority may make it more difficult for a person to acquire the Company. In turn, this may make it less likely that holders of common stock will receive a premium price for their shares.


LEGAL PROCEEDINGS

Our Company is not a party in or to any bankruptcy, receivership or other legal proceeding, and to the best of our knowledge, no such proceedings by or against us have been threatened.


                    FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and such forward-looking statements are subject to the safe harbors created thereby. For this purpose, any statements contained in this prospectus except for historical information may be deemed to be forward-looking statements. Also, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to help you identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:

       *  Our expectations about the marketplace and consumer acceptance.
       *  Our marketing and sales plans.
       * Our expectations regarding the growth of our business and success of our business model.
       * Our ability to introduce new services and products and improve technology. The success of our technology.

These statements are not guarantees of future performance. Future performance is subject to risks, uncertainties and assumptions that are difficult to predict and may be beyond our control. Therefore, our actual results could differ materially from anticipated results. These risks and uncertainties include those noted in "Risk Factors" above.

We do not undertake any obligation to update or revise any forward- looking statements contained in this prospectus for any reason, even if new information becomes available or other events occur in the future.


                                 USE OF PROCEEDS

The proceeds from the sale of each Selling Stockholder's common stock will belong to the Selling Stockholder. The Company will not receive any of the proceeds from such sales of the common stock.


                              SELLING STOCKHOLDERS

The following table sets forth the number of shares owned by each selling stockholder, the percentage of the Company outstanding shares owned by each selling stockholder, number of shares to be sold by each selling stockholder pursuant to this prospectus, and the number and percentage of the Company's outstanding shares to be left after the sale of the shares contemplated by this prospectus.


                               Percentage    Shares To    Shares      Percentage
Name          Shares Owned     Of O/S        Be Sold      Remaining      Of O/S
----          ------------     ------        -------      ---------      ------

Charles       600,000(1)       3.4%          173,000(1)   427,000        2.5%
Mottley

Larry         600,000(1)       3.4%          173,000(1)   427,000        2.5%
Lozensky

Thomas        100,000          0.6%          100,000       0             0.0%
Olson

Henry Fong    200,000          1.2%          200,000       0             0.0%

Unnamed
Consultants   300,000          0.0%          300,000       0             0.0%
-----------
(1) This number assumes that all 600,000 shares are issued to Mr. Mottley and Mr. Lozensky at one time, which is unlikely since each can only sell or transfer 173,000 every three months pursuant to Form S-8. The receipt of more shares than they can sell will create substantial income tax consequences for these individuals. This number does not include the 11,275,000 shares owned by Gold and Minerals Company, Inc., of which Mr. Mottley and Mr. Lozensky are officers and Directors.

                              PLAN OF DISTRIBUTION

The shares being offered by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

       * on the Over-the-Counter Bulletin Board or on such other market on which the common stock may from time to time be trading;

       *  in privately-negotiated transactions;

       *  through the writing of options on the shares;

       *  short sales; or

       *  any combination thereof.

The sale price to the public may be:

       *  the market price prevailing at the time of sale;

       *  a price related to such prevailing market price;

       *  at negotiated prices; or

       * such other price as the Selling Stockholders determine from time to time.

The shares may also be sold pursuant to Rule 144. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

The Selling Stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No Selling Stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a Selling Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.


                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING STOCK

The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $.001 par value, of which 17,369,760 are outstanding on May 31, 2004. The Company has no preferred stock authorized at this time.

The Company's Board of Directors has approved an increase in the number of authorized common stock shares from 50,000,000 to 100,000,000, as well as the addition of 5,000,000 preferred stock shares. The Company's Board of Directors has also authorized, but not declared, a 200% stock dividend whereby each shareholder will receive an additional two shares of common stock for each share they own on an as yet undetermined effective date. The Company is currently taking other corporate actions necessary to effect both of these actions.

COMMON STOCK

Subject to legal and contractual restrictions on payment of dividends, the holders of common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to receive all of the remaining assets of the Company available for distribution to its stockholders after satisfaction of all its liabilities. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock.

Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote. Stockholders do not presently have cumulative voting rights in the election of the Company's directors. As a result, the holders of a majority of the outstanding shares can elect all of the directors of the Company, and the holders of the remaining shares are not able to elect any of the Company's directors.

All outstanding shares of common stock are fully paid and nonassessable, and all shares of common stock to be offered and sold in this offering will be fully paid and nonassessable.

COMMON STOCK OPTIONS

At this time the Company has not granted any common stock options.

TRANSFER AGENT AND REGISTRAR

The stock transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., located at 1981 E. Murray Holladay Road, Salt Lake City, Utah 84117.

DIVIDEND POLICY

Under applicable law, dividends cannot be paid until we have generated earnings. However, it will be our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, we will not declare or pay cash dividends on our common stock, at least for the foreseeable future.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.

         The following documents are hereby incorporated by reference into this Registration Statement: (a) Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003; Quarterly Reports on Form 10-QSB/A for the quarters ended March 31, 2003 and June 30, 2003; Quarterly Reports on Form 10-QSB for the quarters ended December 31, 2003 and March 31, 2004; and (b) all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to September 30, 2003.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.  Not applicable.

Item 5.  Interests of Named Experts and Counsel.  Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 78.751 of the Nevada General Corporation Law, as amended, applies to the Company and provides for the indemnification of officers and directors in specified instances. It permits a corporation, pursuant to a bylaw provision or in an indemnity contract, to pay an officer's or director's litigation expenses in advance of a proceeding's final disposition, and provides that rights arising under an indemnity agreement or bylaw provision may continue as to a person who has ceased to be a director or officer.

Item 7.  Exemption from Registration Claimed.  Not applicable.

Item 8.  Exhibits.

         Exhibit Index located at Page II-4.

Item 9.  Undertakings.

       (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a) (3)of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
                    (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, and the State of Arizona, on June 14, 2004.

                                        EL CAPITAN PRECIOUS METALS, INC.


                                            /S/ CHARLES C. MOTTLEY
                                        By: __________________________________
                                                 Charles C. Mottley, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



     Signature               Capacity in Which Executed              Date
     ---------               --------------------------              ----
/S/ CHARLES C. MOTTLEY
________________________    President, (Principal Executive        June 14, 2004
Charles C. Mottley          Officer) and (Principal
                            Financial and Accounting
                             Officer); Sole Director

                                  EXHIBIT INDEX



Exhibit
Number             Description                                 Method of Filing
------             -----------                                 ----------------
  4.1    Employment Agreement with Charles C. Mottley                   (1)

  4.2    Consulting Agreement with Larry Lozensky                       (2)

  5.1    Opinion rendered by Michael K. Hair, P.C.,                     (3)
         counsel for the Registrant (including consent)

  15.1   Acknowledment of Independent Registered Public                 (3)
         Accounting Firm, Gelfond Hochstadt Pangburn, P.C.

  23.1   Consent of Independent Registered Public Accounting            (3)
         Firm, Gelfond Hochstadt Pangburn, P.C.

  23.2   Consent of Counsel See Exhibit 5                               (3)

--------------

(1) Incorporated by reference to Exhibit 4.1 to the registrant's Registration Statement on Form S-8 as filed on September 15, 2003.

(2) Incorporated by reference to Exhibit 4.2 to the registrant's Registration Statement on Form S-8 as filed on September 15, 2003.

(3)  Filed herewith .